SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CORINTHIAN COLLEGES, INC.

(Name of Registrant as Specified In Its Charter)

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December 15, 2006

Dear Fellow Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of Corinthian Colleges, Inc. for its fiscal year ended June 30, 2006 to be held at the Westin Hotel, Mesa Verde Room, 686 Anton Boulevard, Costa Mesa, California 92626, on January 25, 2007 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will view a presentation by Corinthian’s senior management and vote on the matters set forth in the Notice on the following page. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on January 25, 2007 and urge you to return your proxy card as soon as possible.

Sincerely,

David G. Moore
Chairman of the Board

CORINTHIAN COLLEGES, INC.

6 Hutton Centre Drive, Suite 400

Santa Ana, CA 92707 (714) 427-3000

Notice of Annual Meeting of Stockholders to be held on January 25, 2007

TO THE STOCKHOLDERS OF CORINTHIAN COLLEGES, INC.:

The Annual Meeting of Stockholders of Corinthian Colleges, Inc. (the “Company”) will be held at 10:00 a.m., California time, on January 25, 2007, at the Westin Hotel, Mesa Verde Room, 686 Anton Boulevard, Costa Mesa, California 92626, for the following purposes:

1. To elect three Class II directors to the Company’s Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2009;

2. To approve the proposed amendment and restatement of the Company’s Certificate of Incorporation to increase the maximum permitted number of Directors on the Company’s Board of Directors to eleven;

3. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending June 30, 2007; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 7, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

David G. Moore
Chairman of the Board

Santa Ana, California

December 15, 2006

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Corinthian Colleges, Inc., a Delaware corporation (the “Company” or “Corinthian”), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., California time, on January 25, 2007, at the Westin Hotel, Mesa Verde Room, 686 Anton Boulevard, Costa Mesa, California 92626, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about December 15, 2006.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect the two-for-one stock splits of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), effected in the form of stock dividends in December 2000, May 2002 and March 2004.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on December 7, 2006, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the Record Date, Corinthian had              shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

Beth Wilson and Kenneth S. Ord, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Ms. Wilson and Mr. Ord are both executive officers of Corinthian. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of Corinthian of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

Directors. A plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes cast will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors.

Amendment and Restatement of Certificate of Incorporation. The affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the voting stock entitled to vote is required to approve the amendment and restatement of the Company’s certificate of incorporation. A properly executed proxy marked “Abstain” with respect to the amendment and restatement of the Company’s certificate of incorporation will not be voted, although it will be counted for purposes of determining whether a quorum is present. Accordingly, an abstention will have the same effect as a vote against this proposal.

Ratification of Auditors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as Corinthian’s independent auditors. A properly executed proxy marked “Abstain” with respect to the proposal to ratify Ernst & Young LLP as the Company’s independent auditor will not be voted, although it will be counted for purposes of determining whether a quorum is present. Accordingly, an abstention will have the same effect as a vote against this proposal.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

Quorum and Broker Non-Votes

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares entitled to vote that are issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated that it does not have discretionary voting authority, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Summary Annual Report to Stockholders

Corinthian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 contains financial and other information pertaining to Corinthian and is being furnished to stockholders simultaneously with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Corinthian’s Board of Directors is currently comprised of eight members. Corinthian’s Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members hold office by dividing the members into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. At the Annual Meeting, three Class II directors will be elected, each for a term of three years expiring at Corinthian’s Annual Meeting of Stockholders in 2009. All of the nominees, Paul R. St. Pierre, Linda Arey Skladany and Robert “Bob” Lee, are presently serving as directors of Corinthian. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of Corinthian. See “Nominees” below.

The five remaining directors whose terms of office do not expire at the Annual Meeting will continue to serve after the Annual Meeting until such time as their respective terms of office expire or they retire or resign from the Board. See “Other Directors” below. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting

The names of the nominees for the office of director and certain information concerning such nominees are set forth below:

Paul R. St. Pierre, age 61, is one of the founders of Corinthian, and served as Corinthian’s Executive Vice President, Marketing & Admissions until his retirement in June 2003. Mr. St. Pierre has been a member of the Board of Directors since the Company’s inception in July 1995, and was elected Vice Chairman of the Board of Directors in January 2003. Prior to the Company’s founding in 1995, he was employed by a subsidiary of National Education Corporation (“NEC”) from 1991 to 1995. His first assignment at NEC was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NEC) and as Vice President, Marketing & Admissions for NEC.

Linda Arey Skladany, Esq., age 62, became a member of the Board of Directors effective upon the completion of Corinthian’s initial public offering in February 1999. She is a member of the Compensation and the Nominating and Corporate Governance Committees of the Board. Ms. Skladany retired in April 2003 from her position as Senior Associate Commissioner, the Office of External Relations at the United States Food and Drug Administration, a position she had held since June 2002. Prior to that time, she was Vice President for Congressional Relations at Parry, Romani, DeConcini & Symms, a Washington D.C. lobbying firm, from 1995 to June 2002. Ms. Skladany has previously served a four-year term on the Board of Visitors of the College of William and Mary.

Robert “Bob” Lee, age 58, became a member of the Board of Directors on October 31, 2006. Mr. Lee retired from Pacific Bell (PacBell) in 1998 after a distinguished 26-year career. At the time of his retirement, Mr. Lee was a corporate executive vice president and president of business communications services. In that role, he was responsible for an operation that generated $3 billion in annual revenue, served one million customers and had 15,000 employees. During his 26-year career at PacBell, Mr. Lee served in a variety of senior marketing and general management positions, including executive vice president, California markets group and executive vice president, statewide markets group. Mr. Lee is a member of the boards of directors of Broadvision, Web.com, Netopia and Blue Shield of California.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

Class I Directors Continuing in Office until the 2008 Annual Meeting

Alice T. Kane, age 58, was appointed to the Board of Directors on July 12, 2005. She is a member of the Audit, the Nominating and Corporate Governance and the Compensation Committees of the Board of Directors of the Company. Ms. Kane has more than 30 years of experience in the financial services industry. She began her career at New York Life Insurance Company in 1972, where she ultimately served as executive vice president of its $40 billion asset management business and as a member of the executive management committee. She also served as executive vice president and general counsel of New York Life from 1986 to 1995. After leaving New York Life in 1998, Ms. Kane joined American General Financial Group, where she served as chairman and president of three mutual fund and variable annuity businesses with combined assets of over $30 billion. In 2002, Ms. Kane became chairman of Blaylock Asset Management, a start-up minority- and women-owned institutional manager, where she served from September 2002 to March 2004. More recently she co-founded Q-Cubed Alternative Advisor LLC, a quantitative equity hedge fund, where she was Chair and Managing Director from September 2004 to October 2005. Ms. Kane was formerly a member of the National Association of Securities Dealers (NASD) Board of Governors. Ms. Kane is currently the North America General Counsel for the Zurich Financial Services Group, a position she has held since October 2005. Ms. Kane is also a director of Guess?, Inc.

Terry O. Hartshorn, age 61, was appointed to the Board of Directors on September 21, 2005, and is a member of the Audit, the Nominating and Corporate Governance and the Compensation Committees of the Company’s Board of Directors. Mr. Hartshorn was a member of the Board of Directors of PacifiCare Health Systems, Inc. from March 1985 until PacifiCare was purchased by UnitedHealth Group in December 2005. He was Chairman of the Board of PacifiCare from 1993 to 1998. He was President and Chief Executive Officer of UniHealth from 1994 to 1997. Mr. Hartshorn also served as President and Chief Executive Officer of PacifiCare from 1976 to April 1993 and Secretary of PacifiCare from 1977 to 1981. Since 1997, Mr. Hartshorn has been an investor, advisor and personal coach for start-up and early stage companies in a variety of industries.

Class III Directors Continuing in Office until the 2007 Annual Meeting

David G. Moore, age 68, is one of the founders of Corinthian and is currently the Chairman of the Board, a position he has held since August 2001. Mr. Moore has served as a member of the Board of Directors since the Company’s inception in July 1995, and served as the Company’s Chief Executive Officer from July 1995 to November 2004. In addition, he served as the Company’s President from its inception until October 2002. Immediately prior to forming the Company, he was President of a subsidiary of NEC. From 1992 to 1994, Mr. Moore served as President of DeVry Institute of Technology in Los Angeles, where he developed DeVry’s West Coast growth strategy. Mr. Moore served a distinguished career in the U.S. Army, retiring at the rank of Colonel.

Jack D. Massimino, age 57, is the Company’s Chief Executive Officer, a position he has held since November 2004. He became a member of the Board of Directors effective upon the completion of Corinthian’s initial public offering in February 1999. He was President and Chief Executive Officer of Talbert Medical Management Corporation, a publicly traded physician practice management company from 1995 through late 1997. Prior to his association with Talbert, Mr. Massimino was Executive Vice President and Chief Operations Officer of FHP International Corporation, a multi-state, publicly-traded HMO, with revenues of approximately $4 billion at the time of his service. Mr. Massimino has served on several boards, including Talbert Medical Management Corporation, FHP, Inc., Texas Health Plans, Great States Insurance Company, Art Institute of Southern California, Thunderbird World Business Advisory Council and the Orange County Business Committee for the Arts.

Hank Adler, age 60, has served on the Board of Directors since August 24, 2004. He is a member of the Board’s Audit, Nominating and Corporate Governance and Compensation Committees. Mr. Adler is currently an assistant professor of accounting at Chapman University. He was previously a partner with Deloitte & Touche, LLP, from which he retired in 2003 after 30 years with that firm. He specialized in tax accounting and served as client service and tax partner for a variety of public and private companies. Mr. Adler is a board member of KBS REIT and was previously a board member of Hoag Hospital Memorial Presbyterian. In the 1990s, Mr. Adler served on the board of trustees and as president of the Irvine Unified School District.

Director Compensation

Each non-employee director is paid an annual fee of $25,000 for his or her services as a director, and $1,500 for each Board of Directors meeting attended. Each member of the Compensation Committee (other than the Chairperson) receives $1,500 for each Compensation Committee meeting attended; the Chairperson of the Compensation Committee receives $4,000 for each Compensation Committee meeting attended. Each member of the Audit Committee (other than the Chairperson) receives $2,000 for each Audit Committee meeting attended; the Chairperson of the Audit Committee receives $5,000 for each Audit Committee meeting attended. Each member of the Nominating and Corporate Governance Committee (other than the Chairperson) receives $1,500 for each Nominating and Corporate Governance Committee meeting attended; the Chairperson of the Nominating and Corporate Governance Committee receives $3,000 for each Nominating and Corporate Governance Committee meeting attended. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and committee meetings. New non-employee directors elected or appointed at any time other than at the August Board meeting will receive an initial pro-rated stock option grant in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 12,000. Each non-employee director of the company automatically receives an annual grant of 12,000 options at the August meeting of the Board. These stock options are granted at the then-current market price, and vest immediately but are not exercisable until the one-year anniversary of the grant date.

In addition, each member of the Special Committee of the Board formed on July 7, 2006 received $350 per hour for his or her service as a member of the Special Committee.

Attendance At Meetings

The Board of Directors met in person or conducted telephonic meetings a total of nine times during fiscal year 2006. During that same period, the Board acted twice by unanimous written consent. Each director attended more than 75% of all Board meetings and applicable Committee meetings held during the fiscal year.

Board members are encouraged to attend the Annual Meeting of stockholders. All Board members who were on the Board of Directors as of last year’s Annual Meeting of Stockholders, other than Alice Kane, who had a schedule conflict, attended the meeting. In addition, regular executive sessions of non-employee directors are held at least twice during each fiscal year.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In July 2006, the Board established a Special Committee to review the Company’s historic stock option granting practices. The Board of Directors has determined that Mr. Adler, Ms. Skladany, Ms. Kane, Mr. Hartshorn and Mr. Lee are “independent” under applicable Nasdaq listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, including that each such director is free of any relationship that would interfere with his or her individual exercise of independent judgment. These directors are the only directors who serve on committees of the Board.

Audit Committee. The Audit Committee is currently comprised of Mr. Adler, Ms. Kane and Mr. Hartshorn, each of whom is an “independent director” as defined in the Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that each of Messrs. Wilson, Adler and Hartshorn and Ms. Kane is an “audit committee financial expert,” as such term is defined in Regulation S-K, Item 401(h) promulgated under the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. A copy of the Charter can also be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company’s independent auditors, consulting with the Company’s independent auditors and retaining the Company’s independent auditors. The Audit Committee met seven times during the fiscal year ended June 30, 2006. Each member of the Audit Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person.

Compensation Committee. The Compensation Committee is currently comprised of Ms. Skladany, Mr. Adler, Mr. Hartshorn and Ms. Kane. The Compensation Committee has the authority to supervise all of the matters related to the compensation of executive officers of the Company, including determining policies and practices, changes in compensation and benefits for management, and all other matters relating to executive compensation. The Compensation Committee also administers the Company’s 1998 Performance Award Plan, as amended, the Company’s 2003 Performance Award Plan, as amended, the Company’s 2004 New-Hire Award Plan and the Company’s Employee Stock Purchase Plan. The Compensation Committee met four times during the fiscal year ended June 30, 2006. Each member of the Compensation Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person. During that same period, the Compensation Committee acted once by unanimous written consent.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board currently has four members: Ms. Skladany, Ms. Kane, Mr. Hartshorn and Mr. Adler, each of whom is an “independent director” as defined in applicable Nasdaq rules. The Nominating Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on the Company’s website at www.cci.edu under the heading “Investor Relations.” The Nominating Committee’s functions include identifying qualified individuals to become Board members, determining the composition of the Board of Directors and its committees, monitoring a process to assess Board effectiveness and reviewing director compensation. The Nominating Committee met five times during the fiscal year ended June 30, 2006. Each member of the Nominating Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person.

In its assessment of potential board member candidates, the Nominating Committee will review each nominee’s experience and independence, the current needs of the Board, and other pertinent factors. The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities. Nominees may be suggested to the Committee by other directors, members of management, as well as by Company stockholders. The Committee also has authority to engage third-party consultants to help identify or evaluate potential director nominees. In considering nominees to the Board, the Nominating Committee shall select individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment to be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

The Nominating Committee will consider stockholder recommendations for candidates to serve on the Board. The Nominating Committee’s evaluation methods do not vary based on whether or not a candidate is recommended by a stockholder. In order to provide the Nominating Committee time to evaluate candidates prior to submission to the stockholders for vote at the 2007 Annual Meeting, stockholders who wish to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office no later than the close of business on July 15, 2007. The recommendation must contain the following: the name, residence and business address of the nominating stockholder; a representation that the stockholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held; information regarding each nominee which would be required to be included in a proxy statement, including a statement of qualifications of the recommended person; a description of any arrangements or understandings between and among the stockholder and each nominee; and the written consent of each nominee to serve as a director, if elected.

Shareholder Communications

Any stockholder wishing to communicate with the Board, or any individual director, may write to the Board of Directors or such individual director, as applicable, c/o the Corporate Secretary of the Company, at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707. The Corporate Secretary will forward these communications directly to the individual director specified, or if none, to the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all Corinthian employees, including the Company’s principal financial officers, which meets the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. A copy of the code can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu.

Adverse Interests

From July 8, 2004 through August 31, 2004, various putative class action lawsuits were filed in the United States District Court for the Central District of California by certain alleged purchasers of the Company’s common stock against the Company and certain of its current and former executive officers, David Moore, Dennis Beal, Paul St. Pierre and Anthony Digiovanni. On November 5, 2004, a lead plaintiff was chosen and these cases have been consolidated into one action. A first consolidated amended complaint was filed in February 2005. The consolidated case is purportedly brought on behalf of all persons who acquired shares of the Company’s common stock during a specified class period from August 27, 2003 through July 30, 2004. The consolidated complaint alleges that, in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission, the defendants made certain material misrepresentations and failed to disclose certain material facts about the condition of the Company’s business and prospects during the putative class period, causing the plaintiffs to purchase the Company’s common stock at artificially inflated prices. The plaintiffs further claim that Messrs. Moore, Beal, St. Pierre and Digiovanni are liable under Section 20(a) of the Act. The plaintiffs seek unspecified amounts in damages, interest, and costs, as well as other relief. On April 24, 2006, the Court granted the Company’s motion to dismiss the plaintiff’s third consolidated amended complaint with prejudice. The plaintiff has appealed the dismissal to the Federal Ninth Circuit Court of Appeals. The Company intends to continue vigorously defending itself and its current and former officers in this matter.

Between July 21, 2004 and July 23, 2004, two derivative actions captioned Collet, Derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., and Davila, Derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., were filed in the Orange County California Superior Court against David Moore, Dennis Beal, Dennis Devereux, Beth Wilson, Mary Barry, Stan Mortensen, Bruce Deyong, Loyal Wilson, Jack Massimino, Linda Skladany, Paul St. Pierre, Michael Berry, and Anthony Digiovanni, and against the Company as a nominal defendant. Each individual defendant is one of the Company’s current or former officers and/or directors. The lawsuits allege breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and violations of the California Corporations Code, essentially based on the same allegations of conduct complained of in the initial federal securities class action complaints. The Collet and Davila cases have now been consolidated into one action.

On July 7, 2006, the Company’s Board of Directors established a special committee (the “Special Committee”) to conduct an independent review of the Company’s historic stock option grants dating back to the Company’s initial public offering in 1999. The Special Committee retained independent counsel to assist with its review. The Company voluntarily informed the Securities and Exchange Commission (the “SEC”) of its review. On August 11, 2006, the SEC informed the Company that it had begun an informal inquiry into the Company’s practices, procedures and disclosures related to its historic stock option grants. The Company is cooperating with the SEC in its informal inquiry. On August 2, 2006, the Company was served with two virtually identical derivative complaints captioned Adolf, Derivatively on behalf of nominal defendant Corinthian Colleges, Inc., v. David Moore, et al., and Gunkel, Derivatively on behalf of nominal defendant Corinthian Colleges, Inc., v. David Moore, et al. The complaints were filed in the Orange County California Superior Court against David Moore, Paul St. Pierre, Frank McCord, Dennis Devereux, Beth Wilson, Dennis Beal, Jack Massimino, Linda Skladany, and Hank Adler. Each individual defendant is one of the Company’s current or former officers and/or directors. The lawsuits allege breach of fiduciary duty and unjust enrichment by the individual defendants related to the Company’s past option grant practices. Three other similar derivative actions have been filed in Federal District Court for the Central District of California, one entitled Pfeiffer, derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., the second entitled M. Alvin Edwards, III, derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al. and the third entitled Lori Close, derivatively on behalf of Corinthian Colleges Inc., v. David Moore et al. The federal cases allege violation of the Securities and Exchange Act of 1934, violation of the California Corporations Code, unjust enrichment and return of unearned compensation, and breach of fiduciary duties, based on similar factual allegations to the Adolph and Gunkel cases. The Pfeiffer case is filed against the same defendants as the two state court cases. The Close and Edwards cases name the following individual defendants, all of whom are current and former directors and officers of the Company: Dave Moore, Jack Massimino, Ken Ord, William Murtagh, William Buchanan, Robert Owen, Stan Mortensen, Mark Pelesh, Mary Barry, Beth Wilson, Dennis Devereux, Paul St. Pierre, Alice Kane, Terry Hartshorn, Linda Skladany, Hank Adler, Loyal Wilson and Mike Berry.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires Corinthian’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of Corinthian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms it has received, Corinthian believes that during fiscal 2006 all Section 16 filing’s applicable to its officers, directors and 10% beneficial owners were timely made by such persons.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information concerning the annual and long-term compensation for services in all capacities to Corinthian for the fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004 for our chief executive officer and our next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

	Fiscal Year	Annual Compensation			Long-Term Compensation			All Other Compensation (9)($)
Name and Principal Position(1)		Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock Unit Awards ($)(6)	Securities Underlying Options(7)(#)
Jack D. Massimino(2) President and Chief Executive Officer	2006 2005	624,000 350,768	-0- -0-	* *	127,500 932,500	70,000 362,000	(8)	-0- -0-

David G. Moore(3) Chairman of the Board	2006 2005 2004	676,000 650,000 575,000	-0- -0- -0-	* * *	127,500 113,700	70,000 70,000 150,000		8,800 8,400 9,910

Beth Wilson Executive Vice President, Operations	2006 2005 2004	374,400 360,000 325,000	-0- 75,000 36,595	* * *	95,625 113,700	52,500 70,000 150,000		8,688 8,787 9,903

Kenneth S. Ord(4) Executive Vice President and Chief Financial Officer	2006 2005	364,000 122,500	-0- 50,000	* *	95,625 178,400	52,500 70,000		-0- -0-

Mark Pelesh(5) Executive Vice President, Legislative & Regulatory Affairs	2006 2005 2004	286,000 275,000 200,961	-0- 50,000 50,000	* * *	95,625 159,885	52,500 98,438 60,000		7,520 7,923 -0-

*	All Named Executive Officers receive car allowances, reimbursement of certain medical expenses not generally available to other Company employees, and other perquisites. Except where specifically noted, amounts do not exceed reporting thresholds for perquisites and other personal benefits as set by the Commission.

(1)	Peter Waller was hired as the Company’s President and Chief Operating Officer effective February 1, 2006, and thus worked for the Company for only a portion of fiscal 2006. If he had worked an entire fiscal year, Mr. Waller would have been a Named Executive Officer and information regarding his compensation would have been included in this table.

(2)	Mr. Massimino was hired as the Company’s President and Chief Executive Officer effective as of November 17, 2004, and thus worked for the Company for only a portion of fiscal 2005.

(3)	Mr. Moore stepped down as the Company’s Chief Executive Officer effective as of November 17, 2004. He remains the Company’s Chairman of the Board.

(4)	Mr. Ord was hired as the Company’s Executive Vice President and Chief Financial Officer effective February 10, 2005, and thus worked for the Company for only a portion of fiscal 2005.

(5)	Mr. Pelesh was hired as the Company’s Executive Vice President, Legislative & Regulatory Affairs effective September 2, 2003, and thus worked for the Company for only a portion of fiscal 2004.

(6)

Amounts shown represent the dollar value of the grant of restricted stock unit awards based on the value of the Company’s common stock on the date of grant. All grants of restricted stock units vest 25% per year on each of the first four anniversaries of the grant date and were made under the Company’s 2003 Performance Award Plan, as amended, or its 2004 New-Hire Award Plan. On August 30, 2005, Mr. Moore and Mr. Massimino each received a grant of 10,000 restricted stock units and Mr. Ord, Ms. Wilson and Mr. Pelesh each received a grant of 7,500 restricted stock units. The dollar values shown above with respect to the grant of restricted stock units to each of such Named Executive Officers is based upon the closing price of the Company’s common stock ($12,75) on August 30, 2005. As of June 30, 2006, the aggregate number of restricted stock units held by the Named Executive Officers, and the dollar value of such shares, was as follows: Mr. Massimino, 47,500 shares ($682,100); Mr. Moore, 17,500 shares ($251,300); Mr. Ord, 17,500 shares ($251,300); Ms. Wilson, 15,000 shares ($215,400); and Mr. Pelesh, 18,047 shares ($259,155). The dollar values are based upon the closing price of the Company’s common stock ($14.36) on June 30, 2006. In the event the Company pays a dividend to shareholders, these restricted stock units would be eligible for such a dividend.

(7)	All option amounts have been adjusted to reflect the Company’s 2-for-1 stock split effected in the form of a stock dividend in March 2004.

(8)	Mr. Massimino received two separate option grants during the fiscal year ended June 30, 2005; one on August 31, 2004 for 12,000 shares with respect to his service at such time as a non-employee director of the Company, and another for 350,000 shares on November 17, 2004 when he was hired as the Company’s Chief Executive Officer.

(9)	Consists of the Company’s matching contribution to the employees’ 401(k) Plan. The 401(k) matching benefit is available to all Company employees who have completed at least one month of service with the Company and are otherwise eligible on a 100% matching basis up to 2% of each employee’s eligible annual salary contributed to the 401(k) Plan and on a 50% matching basis up to the next 4% of each employee’s eligible annual salary contributed to the 401(k) Plan.

OPTION GRANTS DURING FISCAL YEAR 2006

The following table sets forth information regarding options to purchase Common Stock granted during the year ended June 30, 2006 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price per Share($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Jack D. Massimino	70,000	3.94	12.75	8/30/15	561,288	1,422,415
David G. Moore	70,000	3.94	12.75	8/30/15	561,288	1,422,415
Beth Wilson	52,500	2.96	12.75	8/30/15	420,966	1,066,811
Kenneth S. Ord	52,500	2.96	12.75	8/30/15	420,966	1,066,811
Mark Pelesh	52,500	2.96	12.75	8/30/15	420,966	1,066,811

(1)	Each option vests 25% per year on each of the first four anniversaries of the grant date and expires on the tenth anniversary of the grant date.

(2)	The potential realizable values are based on an assumption that the stock price of the Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect an estimate of future stock price growth of the shares of the Common Stock.

OPTION EXERCISES IN FISCAL 2006 AND FISCAL YEAR-END OPTION VALUES

The following table contains information regarding options exercised by the Named Executive Officers and their unexercised options as of June 30, 2006.

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Shares Underlying Unexercised Options as of June 30, 2006(#)(1) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options as of June 30, 2006($)(2) Exercisable/Unexercisable
Jack D. Massimino	-0-	-0-	402,000/70,000	35,880/112,700
David G. Moore	-0-	-0-	1,266,043/122,501	8,355,761/269,678
Beth Wilson	-0-	-0-	480,000/105,000	1,650,371/241,500
Kenneth S. Ord	-0-	-0-	70,000/52,500	-0-/84,525
Mark Pelesh	-0-	-0-	84,609/126,329	73,581/305,274

(1)	All share amounts have been adjusted to reflect the Company’s stock splits in December 2000, May 2002 and March 2004.

(2)	Based on the closing sale price of the Common Stock on June 30, 2006 ($14.36), the last trading day of the Company’s fiscal year on the NASDAQ National Market, less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Adler, Ms. Skladany, Ms. Kane and Mr. Hartshorn. None of such persons is or has ever been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves or has served as a member of the Compensation Committee or board of directors of any entity that employs or has employed any member or former member of the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is comprised entirely of non-employee directors and determines the nature and amount of all compensation for the Company’s executive officers, including the Named Executive Officers, and certain other senior officers of the Company. Each member of the committee is “independent” as defined under the listing standards of The NASDAQ Stock Market, Inc. The Compensation Committee also administers the Company’s equity compensation plans, including the 2003 Performance Award Plan, as amended. The Committee engages independent compensation consultants and legal counsel as it deems necessary to accomplish its work.

The objectives of the Compensation Committee in determining the levels and components of executive compensation are to (i) attract, motivate and retain talented and dedicated executive officers, (ii) provide executive officers with both cash and equity incentives to further the interests of the Company and its stockholders, and (iii) compensate executive officers at levels comparable to those of executive officers at other companies against whom the Company competes for executive talent.

Generally, the compensation of all executive officers is composed of:

•	a base salary,

•	bonuses,

•	perquisites, and

•	periodic grants of equity compensation.

The Compensation Committee believes that these components offer the executive officers competitive compensation, while aligning their interests with those of the Company’s stockholders. Through the use of equity compensation and annual bonuses, executive officers are rewarded for their improvement of the Company’s performance. The Compensation Committee currently intends, to the extent consistent with the above objectives, for all base salary and bonus compensation paid to the Named Executive Officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, although the Committee retains the discretion to provide compensation that may not be deductible under Section 162(m) under certain circumstances. Additionally, in connection with the Company’s review of its historic stock option grants, it evaluated whether any previously deducted compensation related to exercised stock options may be non-deductible under Section 162(m). The Company has determined that it may be required to pay additional taxes and interest associated with previous compensation deductions in connection with such exercised stock options and the Company may lose additional deductions in future periods.

Base Salaries. In determining the base salaries of the Named Executive Officers in fiscal 2006, the Compensation Committee considered the performance of each executive in past years, the nature of the executive’s responsibilities, the salary levels of executives at comparable publicly held companies and Corinthian’s general compensation practices. In the beginning of the fiscal year 2006, the Compensation Committee approved base salary increases of approximately four percent to each of the Named Executive Officers.

Bonuses. Bonus plans for executive officers of the Company, including the Named Executive Officers, are tied to achievement of specified goals by the Company or the area of operational responsibility for the particular officer. The performance objectives in fiscal 2006 for the Named Executive Officers, as well as for other senior officers of the Company, were primarily based on operating profit targets for the Company established during the Company’s budget process for fiscal 2006. During fiscal 2006, the Company did not achieve the minimum amount of operating profit for any bonuses to be paid under the bonus agreements. However, the Compensation Committee accepted the recommendations of Mr. Massimino that certain senior officers, other than the Named Executive Officers, be paid discretionary bonuses with respect to fiscal 2006. The Compensation Committee has deferred consideration of discretionary bonuses for any of the Named Executive Officers until a later time.

Equity Compensation. Periodically, the Compensation Committee has granted, and expects in the future to grant, stock options, restricted stock units (“RSUs”) and other forms of equity compensation to executive officers and other key employees of the Company in order to provide a long-term incentive. The value of such equity compensation grants is directly tied to the performance of the Company’s Common Stock. In general, the options and RSUs vest in equal annual installments over a four-year period beginning one year after the date of grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In making stock option and RSU grants to executives and other key employees, the Compensation Committee considers a number of factors, including the performance of such persons, the responsibilities and the relative position of such persons within the Company, a review of the compensation of executives and key employees in comparable companies and a review of the number of stock options each such person currently possesses.

Compensation of the Chief Executive Officer. Mr. Massimino was retained in November 2004 to serve as the Company’s Chief Executive Officer. In connection with Mr. Massimino’s retention, the Compensation Committee retained the services of an independent compensation consultant to provide advice to the Committee about the nature and amount of appropriate compensation for an incoming Chief Executive Officer. Taking into account the recommendations of such consultant, Mr. Massimino’s initial base salary was set at $600,000. He was also granted options to purchase 350,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of the Company’s common stock as of the date of his hire, and 50,000 RSUs; both the options and the RSUs vest in equal annual installments of 25% per year on each of the first four anniversaries of the grant date. At the beginning of fiscal 2006, Mr. Massimino’s base salary was increased to $624,000, a percentage increase consistent with the base salary increases provided to other Named Executive Officers. Mr. Massimino’s bonus plan for fiscal 2006 was substantially similar to that of the other senior executive officers of the Company. The Compensation Committee believes Mr. Massimino’s overall compensation package for fiscal year 2006 was generally competitive with the compensation packages for chief executive officers of companies of our size, structure, complexity and geographic location.

The Compensation Committee believes that the executive compensation policies described in this report are in the best interests of the Company and its stockholders. The various compensation mechanisms maintain an appropriate balance between motivating the achievement of short-term goals and long-term success. The Compensation Committee will continue to monitor the overall effectiveness of the compensation program to accomplish the goals set forth above.

THE COMPENSATION COMMITTEE

Alice Kane (Chair)

Linda Arey Skladany

Hank Adler

Terry Hartshorn

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised entirely of non-employee directors, each of whom are “independent directors” as defined in Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A to this Proxy Statement. The Audit Committee held seven meetings during fiscal year 2006.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and establishing and reviewing the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During the 2006 fiscal year, the Audit Committee met and held discussions with management and the Company’s independent accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements of the Company for the fiscal year ended June 30, 2006 with management and Ernst & Young LLP.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2006 with the Company’s management, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” Ernst & Young LLP also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Committee discussed with Ernst & Young LLP that firm’s independence and considered whether the non-audit services provided by that firm are compatible with maintaining its independence.

Based on the Audit Committee reviews and discussions with management and Ernst & Young LLP, as described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for filing with the SEC for the year ended June 30, 2006.

THE AUDIT COMMITTEE

Hank Adler (Chairman)

Alice Kane

Terry Hartshorn

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY’S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT OF THE AUDIT COMMITTEE AND ANY STATEMENTS REGARDING THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2006 and June 30, 2005, the review of the Company’s quarterly reports on Form 10-Qs, and other regulatory filings for such fiscal years were approximately $3,665,256 and $3,964,889, respectively.

Audit-Related Fees

The aggregate fees for services rendered by Ernst & Young LLP for audit-related services in the Company’s fiscal years ended June 30, 2006 and June 30, 2005 were approximately $0 and $143,150, respectively. Audit-related services principally include consultations in connection with lease and externship accounting, due diligence in connection with acquisitions, accounting and tax consultations in connection with proposed or consummated acquisitions, communication with the Commission and assistance with the Section 404 attestation under the Sarbanes-Oxley Act of 2002.

Tax Fees

The aggregate fees for services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning in the Company’s fiscal years ended June 30, 2006 and June 30, 2005 were approximately $237,500 and $434,081, respectively. Tax services principally include the preparation of the Company’s domestic and foreign income tax returns as well as state tax planning advice.

All Other Fees

Ernst & Young LLP did not render any services to the Company other than those set forth above in the Company’s fiscal years ended June 30, 2006 and June 30, 2005.

PRE-APPROVAL POLICIES AND PROCEDURES

The Board of Directors has adopted an Audit Committee Charter that requires the Audit Committee to retain, on behalf of the Company, any registered accounting firm employed by the Company, considering, among other matters, such firm’s independence and effectiveness, and to approve the fees and other compensation to be paid to such accounting firm. In addition, the Audit Committee Charter requires the Audit Committee to review, in advance, any non-audit services proposed to be performed by the Company’s independent auditors.

Accordingly, the independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Additionally, the independent auditors may not provide any of the services prohibited by the Sarbanes-Oxley Act of 2002 and may only perform non-prohibited non-audit services that have been specifically approved in advance by the Audit Committee. The Audit Committee has delegated to its chairman, within certain thresholds, the right to approve certain non-audit services between regularly scheduled meetings of the Audit Committee. One hundred percent (100%) of the services performed by Ernst & Young LLP during fiscal 2006 described under the captions “Audit-Related Fees” and “Tax Fees” above were approved in advance by the Audit Committee. None of the hours expended by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2006 were expended by persons other than the principal accountant’s full-time, permanent employees.

EMPLOYMENT AGREEMENTS

The Company has employment agreements (the “Employment Agreements”) with Mr. Massimino (executed in November 2004), Mr. Moore (executed in February 2006), Ms. Wilson (executed in February 2006), Mr. Ord (executed in February 2005), and Mr. Pelesh (executed in August 2005). The Employment Agreements have initial terms of two years. The terms of each Employment Agreement are automatically extended for an additional year on the first anniversary of the effective date of each agreement and on each subsequent anniversary date, unless either the Company or the executive gives a termination notice to the other party at least one (1) year prior to the expiration date of the then-current term. The maximum term of the Employment Agreements, even with the automatic extensions, is five (5) years.

The Employment Agreements provide for the payment of annual base salaries of no less than that in effect for the particular Named Executive Officer as of the date of execution of the applicable Employment Agreement with such officer. The amount of these base salaries is required to be reviewed annually by the Compensation Committee. The base salary of each such executive in effect from time to time can only be reduced involuntarily by the Company to the extent such reduction is made equally to all employees of a substantially equal level or position. In addition, the Employment Agreements provide the Named Executive Officers with vacation benefits of no less than three weeks per year. If the Company terminates any such executive’s employment without cause, or if such officer terminates his or her employment under certain circumstances set forth in the Employment Agreement, then such officer is entitled to a lump sum payment equal to, in the case of Mr. Massimino, Ms. Wilson, Mr. Pelesh, and Mr. Ord, the sum of (A) one times (1x) the value of the Named Executive Officer’s base salary for the most recent twelve (12) month period prior to the date of such termination, plus (B) one times (1x) the average annual bonus paid or payable under any bonus plan or agreement between the Company and such employee for the most recent two (2) full fiscal years. If the Company terminates Mr. Moore’s employment without cause, or if Mr. Moore terminates his own employment under certain circumstances set forth in the Employment Agreement, then Mr. Moore would be entitled to a lump sum payment equal to, the sum of (A) two times (2x) the value of Mr. Moore’s base salary for the most recent twelve (12) month period prior to the date of such termination, plus (B) two times (2x) the average annual bonus paid or payable under any bonus plan or agreement between the Company and Mr. Moore for the most recent two (2) full fiscal years.

In the event of a change-in-control of the Company (as defined in the Employment Agreements), upon the termination or resignation of any Named Executive Officer, he or she would be entitled to receive a lump sum payment equal to the sum of (A) two times (2x) the value of his or her base salary for the most recent twelve (12) month period prior to the date of such termination or resignation, plus (B) two times (2x) the average annual bonus paid or payable under any bonus plan or agreement between the Company and such Named Executive Officer for the most recent two (2) full fiscal years. In the case of Mr. Massimino, Ms. Wilson, Mr. Pelesh, and Mr. Ord, if such payment results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then such Named Executive Officer’s payment would either be (a) the full payment amount, or (b) such lesser amount that would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts results in the receipt by such person, on an after-tax basis, of the greatest amount of such payment. In the case of Mr. Moore, if such payment results in the imposition of excise taxes under Section 4999 of the Code, Mr. Moore would be entitled to receive an additional payment so that, after payment by Mr. Moore of all applicable excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed.

The Company has also entered into Executive Bonus Agreements with each of the Named Executive Officers which set forth the bonus targets for each executive and the performance criteria upon which each executive’s bonus will be based. The performance criteria includes operating profit for the Company as well as measures based on compliance. Each Named Executive Officer’s bonus is a percentage of such executive’s base salary, and has been determined by the Compensation Committee of the Board of Directors for each executive. Mr. Moore’s target bonus is 125% of his base salary and Mr. Massimino’s target bonus is 100% of his base salary. Other than Messrs. Moore and Massimino, each of the Named Executive Officers has a target bonus equal to 75% of his or her respective base salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has no reportable certain relationships or related transactions.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for Corinthian, the Russell 2000 Index and an index of peer companies selected by Corinthian during the period commencing on June 30, 2001 and ending on June 30, 2006 The comparison assumes $100 was invested on June 30, 2001 in the Common Stock, the Russell 2000 Index and the peer companies selected by Corinthian and assumes the reinvestment of all dividends, if any. The companies in the peer group, all of which are education companies, are weighted according to their market capitalization. Included in the peer group are: Apollo Group Inc., Career Education Corporation, DeVry, Inc., Laureate Education, Inc., ITT Educational Services, Inc., Lincoln Educational Services Corporation, Universal Technical Institute, Inc. and Strayer Education, Inc. The peer group chosen by Corinthian this fiscal year differs from the peer group companies included for Corinthian’s last fiscal year to reflect that Education Management Corporation is no longer a publicly-traded company, and to add Laureate Education, Inc., Lincoln Educational Services Corporation and Universal Technical Institute, Inc., which Corinthian believes are considered peer companies by Corinthian’s investors and analysts. Corinthian has compared the cumulative total return line graph below to one using a peer group excluding these three new companies, and determined that the inclusion of these three companies had no material impact on the results of the graph. The performance graph takes into account the two-for-one stock splits of the Company’s common stock effected in the form of stock dividends in December 2000, May 2002 and March 2004.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL

OWNERS

The following table sets forth, as of November 1, 2006, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by Corinthian to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned
FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	10,127,493	11.7%

Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, New York 10019	5,531,050	6.4%

RS Investment Management Co. LLC(4) 388 Market Street Suite 1700 San Francisco, California 94111	5,029,429	5.8%
Jack D. Massimino(5)(16)	442,531	*
David G. Moore(6)(16)	2,592,463	3.0%
Beth Wilson(7)(16)	516,606	*
Ken Ord(8)(16)	85,000	*
Mark Pelesh(9)(16)	128,471	*
Paul R. St. Pierre(10)(16)	471,128	*
Hank Adler(11)(16)	24,000	*
Linda Arey Skladany(12)(16)	64,000	*
Alice T. Kane(13)(16)	14,000	*
Terry O. Hartshorn(14)(16)	21,000	*
Robert Lee(16)	-0-	*
All directors and executive officers as a group (16 persons)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)	4,692,335	5.2%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 1, 2006. As of November 1, 2006, there were 86,342,553 outstanding shares of Common Stock.

(2)	Ownership is based solely on a Schedule 13G, Amendment No. 2, filed with the Commission on February 14, 2006. FMR Corp. (“FMR”) reported on this Schedule 13G that various persons (including Edward C. Johnson 3d, Fidelity Low Priced Stock Fund (“FLPSF”), which owns 9,127,493 shares of the Company’s common stock, and Fidelity Management & Research Company (“FMRC”), a wholly-owned subsidiary of FMR, which is the beneficial owner of 10,127,493 as a result of acting as investment advisor to various Fidelity investment companies (the “Funds”)), have sole dispositive power as to 10,127,493 of such shares. According to such Schedule 13G, none of such persons has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. FMRC carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees.

(3)	Ownership is based solely on a Schedule 13G filed with the Commission on January 17, 2006. Royce & Associates, LLC (“Royce”) reported on this Schedule 13G that Royce has sole voting and dispositive power with respect to all 5,531,050 of such shares.

(4)	Ownership is based solely on a Schedule 13G filed with the Commission on February 10, 2006. RS Investment Management Co. LLC (“RS LLC”) also reported that certain other persons, including RS Investment Management, L.P. (“RS LP”), whose general partner is RS LLC, and George R. Hecht, a control person of both RS LLC and RS LP, also beneficially own all of such shares, and all of such beneficial owners has shared dispositive power over, or the power to direct the voting of, all of such shares. RS LLC reports that it is the parent company of investment advisors whose clients have the right to receive or the power to direct the receipt of dividends from, and proceeds from the sale of, those shares.

(5)	Includes 419,500 shares of Common Stock which may be acquired by Mr. Massimino upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006, and 12,500 shares with respect to Restricted Stock Units which will vest and be delivered to Mr. Massimino within 60 days of November 1, 2006.

(6)	Includes 1,301,043 shares of Common Stock which may be acquired by Mr. Moore upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(7)	Includes 510,625 shares of Common Stock which may be acquired by Ms. Wilson upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(8)	Consists of 83,125 shares of Common Stock which may be acquired by Mr. Ord upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(9)	Includes 122,344 shares of Common Stock which may be acquired by Mr. Pelesh upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(10)	Includes shares which are held in a family trust of which Mr. St. Pierre is a grantor and a trustee and also includes 404,400 shares of Common Stock which may be acquired by Mr. St. Pierre upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(11)	Consists of shares of Common Stock which may be acquired by Mr. Adler upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(12)	Consists of shares of Common Stock which may be acquired by Ms. Skladany upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(13)	Consists of shares of Common Stock which may be acquired by Ms. Kane upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(14)	Includes 11,000 shares of Common Stock which may be acquired by Mr. Hartshorn upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006, and 10,000 which are held in a family trust of which Mr. Hartshorn is a grantor and a trustee.

(15)	In addition to the Directors and Named Executive Officers identified on the chart above, also includes beneficial ownership by five executive officers who are not Named Executive Officers of an aggregate of 333,136 shares, including 325,416 shares which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 1, 2006.

(16)	The address of each such person is c/o Corinthian Colleges, Inc., 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707.

PROPOSAL 2

PROPOSED ACTION REGARDING THE

COMPANY’S CERTIFICATE OF INCORPORATION

At the Annual Meeting, the stockholders will be asked to approve an amendment and restatement of the Company’s Certificate of Incorporation. The Company’s Certificate of Incorporation currently permits a maximum of nine Directors on the Board. In November 2006, the Board of Directors adopted a resolution proposing that the Certificate of Incorporation be amended to increase the maximum permitted number of Directors to eleven. The Board of Directors has approved and declared the advisability of the amendment and restatement of the Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Appendix B.

Vote Required

Approval of this proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock entitled to vote.

Proposed Amendment

The following is the text of the entire second paragraph of Article V of the proposed Amended and Restated Certificate of Incorporation of the Company, after giving effect to the proposed amendments to increase the maximum permitted number of Directors on the Board:

“The number of directors constituting the entire Board shall be not less than three nor more than eleven as fixed from the time to time, in accordance with the Bylaws, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be fixed by the Board in accordance with the Bylaws.”

Purpose and Effect of the Proposed Amendment

The Board of Directors believes that the proposed increase in the maximum permitted number of Directors on the Board will give the Board the flexibility to increase the size of the Board to meet any identified needs in the future, including, without limitation, increasing the number of independent directors on the Board. The Board of Directors has no immediate understandings, agreements or commitments to increase the size of the Board or to appoint any particular person to the Board. Whether or not the Company stockholders approve this proposal, it will not impact the Company’s existing Board of Directors. No additional action or authorization by the Company’s stockholders would be necessary prior to the appointment of additional Directors, unless required by applicable law or the rules of the NASDAQ Global Select Market.

If the proposed amendment is adopted, it will become effective upon filing of a Restated Certificate of Incorporation with the Delaware Secretary of State. However, if the Company’s stockholders approve the proposed amendment to the Company’s Certificate of Incorporation, the Board retains discretion under Delaware law not to implement the proposed amendment. If the Board exercised such discretion, the maximum permitted number of Directors would remain at its current level of nine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT

AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION.

Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies. Abstentions and broker non-votes on this proposal will have the effects described on pages 1 and 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP, independent certified public accountants, as auditors of Corinthian’s financial statements for the fiscal year ended June 30, 2007. Ernst & Young LLP has acted as auditors for Corinthian since February 2002. The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will interpret this as an instruction to seek other auditors. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF CORINTHIAN’S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2007.

MISCELLANEOUS AND OTHER MATTERS; SOLICITATION

The cost of this proxy solicitation will be borne by Corinthian. Corinthian may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at Corinthian’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by Corinthian for their reasonable out-of-pocket expenses of solicitation. Only one annual report or proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from at least one of the stockholders. Requests for separate annual reports or proxy statements, or for delivery of a single copy to stockholders sharing an address, are to be made to the Secretary of the Company at the Company’s corporate office address listed above or by phoning (714) 427-3000.

PROPOSALS OF STOCKHOLDERS

Stockholder proposals intended to be considered at Corinthian’s 2007 Annual Meeting of Stockholders must be received by the Secretary of Corinthian at its principal executive offices no later than July 15, 2007 in order to be considered for inclusion in Corinthian’s Proxy Statement and form of proxy relating to that meeting. If a stockholder notifies Corinthian of such stockholder’s intent to present a proposal for consideration at Corinthian’s 2007 Annual Meeting of Stockholders after August 31, 2007, Corinthian, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in Corinthian’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

ADDITIONAL INFORMATION

Included herewith and incorporated herein by this reference is a copy of Corinthian’s Annual Report for its fiscal year ended June 30, 2006, as filed with the Commission. Corinthian files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

By order of the Board of Directors

David G. Moore Chairman of the Board

Santa Ana, California

December 15, 2006

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

APPENDIX A

CORINTHIAN COLLEGES, INC.

AMENDED AND RESTATED CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	PURPOSE

The primary function and purpose of the Audit Committee (sometimes referred to herein as the “Committee”) shall be to assist the Board of Directors (the “Board”) of Corinthian Colleges, Inc. (this “Corporation”) in fulfilling its oversight responsibilities by reviewing and providing direction on the following matters:

(1)	The financial reports and other financial information provided by the Corporation to any governmental body or the public;

(2)	This Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

(3)	This Corporation’s auditing, accounting and financial reporting processes generally.

Consistent with this function, the Committee shall encourage continuous improvement of, and foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

(1)	serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system;

(2)	review and appraise the audit efforts of the corporation’s independent accountants and internal auditing department;

(3)	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board

(4)	be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm employed by the Corporation (including the resolution of disagreements between management and the auditing firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and shall direct that such accounting firm report directly to the Committee.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the Securities and Exchange Commission and NASDAQ in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). If practicable, at least one member of the Committee must qualify as an “audit committee financial expert” (as defined by the Securities and Exchange Commission). In any event, the Committee must include at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. The Board shall have the power to increase the size of the Committee and to appoint members to fill vacancies or newly created positions on the Committee. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the committee or at least its chair should meet with the independent accountants and management quarterly to review the Corporation’s financials consistent with Article IV below.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

(1)	Review this Charter at least annually, and update the Charter as conditions dictate.

(2)	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

(3)	Review with financial management and the independent accountants the financial information to be included in any Forms 10-Q prior to its filing or prior to the release of earnings.

Independent Accountants

(4)	Select and retain, on behalf of the Corporation, any registered public accounting firm employed by the Corporation, considering, among other matters, such firm’s independence and effectiveness.

(5)	Pre-approve all audit services and all non-audit services permitted to be performed by the independent accountants. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent accountants or on an engagement-by-engagement basis or pursuant to pre-established policies. In addition, the authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly scheduled meeting.

(6)	At least annually, obtain and review a formal written statement from the independent accountants delineating all relationships between the independent accountants and the Corporation, consistent with Independence Standards Board Standard No. 1.

(7)	Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and take, or recommend that the Board take, appropriate action to oversee the independence of the independent accountants.

(8)	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

(9)	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

(10)	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

(11)	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

(12)	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practice as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

(13)	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(14)	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(15)	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

(16)	Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Ethical and Legal Compliance

(17)	Establish, review and update periodically a Code of Ethics for senior financial officers as required by any rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, and ensure that management has established a system to enforce this Code.

(18)	Review management’s monitoring of the Corporation’s compliance with the Corporation’s Code of Ethics, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

(19)	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

(20)	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(21)	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V.	DELEGATION OF AUTHORITY

To fulfill its responsibilities and duties, the Audit Committee shall have the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the registered public accounting firm employed by the Corporation for the purpose of preparing or issuing an audit report, (ii) any advisors employed by the Committee pursuant to the immediately preceding sentence, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B

RESTATED CERTIFICATE OF INCORPORATION

OF

CORINTHIAN COLLEGES, INC.,

a Delaware corporation

Corinthian Colleges, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is Corinthian Colleges, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 24, 1996.

2. The first Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 23, 1996.

3. The second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 24, 1996.

4. The third Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 21, 1997.

5. The fourth Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 1999.

6. The fifth Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 29, 2001.

7. The sixth Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 21, 2003.

8. This seventh Restated Certificate of Incorporation amends, restates and supersedes the Certificate of Incorporation as originally filed and thereafter amended and restated, was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, and was approved by the stockholders of the Corporation at a duly noticed meeting of the stockholders.

9. The text of the sixth Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 21, 2003, as it may have heretofore been amended or supplemented, is hereby amended, restated and superseded to read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION OF

CORINTHIAN COLLEGES, INC.

Article I: Name

The name of this corporation (the “Corporation”) is Corinthian Colleges, Inc.

Article II: Registered Office

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Trust Company.

Article III: Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV: Capital Stock

A. The Corporation is authorized to issue two classes of stock designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 120,500,000 shares, consisting of 120,000,000 shares of Common Stock, par value $0.0001 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share.

B. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences, privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V: Management

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. All vacancies and newly created directorships resulting from any increase in the authorized number of directors, as well as any other vacancies, shall be filled exclusively by a majority of the directors in office immediately prior to such increase. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation.

B. The number of directors constituting the entire Board shall be not less than three nor more than eleven as fixed from time to time, in accordance with the Bylaws, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be fixed by the Board in accordance with the Bylaws.

C. The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then number of directors constituting the entire Board permits with the term of office of one class expiring each year. The three classes of directors shall be designated Class I, Class II, and Class III. The Board of Directors shall (i) assign one of the three current directors to each of Class I, Class II, and Class III, respectively (ii) determine, within the constraints of this Article V the number of directors of each class, and (iii) pursuant to this Article V fill any vacancies. The initial term of office of the directors of Class I shall expire at the annual meeting of stockholders to be held during fiscal year 2000, the initial term of office of the directors of Class II shall expire at the annual meeting to be held during fiscal year 2001 and the initial term of office of the directors of Class III shall expire at the annual meeting to be held during fiscal year 2002. At each annual meeting, commencing with the annual meeting to be held during fiscal year 2000, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.

D. Notwithstanding any other provision contained in this Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

Article VI: Limitation of Director Liability and Indemnification

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, as now or hereafter in effect, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify any director or officer (or any of such person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person (except for a proceeding to enforce rights to indemnification) unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article VI shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

Article VII: Call of Special Meetings

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board. Special meetings of the stockholders may not be called by the stockholders.

Article VIII: No Stockholder Action by Written Consent

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Article IX: Amendment of Corporate Documents

A The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article IX and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. The affirmative vote of a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of any particular class or series of the capital stock of the Corporation, shall be required to alter, amend, rescind or repeal any provision of this Certificate of Incorporation; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any requirement of applicable law and any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation, the approval by a majority of the directors of the Corporation then in office and the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock entitled to vote, voting together as a single class, shall be required to alter, amend, rescind or repeal any provision of Articles V, VI or IX.

C. The Board of Directors of the Corporation shall have the power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of a majority of the members of the Board of Directors of the Corporation then in office.

IN WITNESS WHEREOF, Corinthian Colleges, Inc. has caused this Restated Certificate of Incorporation to be signed by David G. Moore, its Chairman of the Board this          day of January, 2007.

CORINTHIAN COLLEGES, INC.

By:
David G. Moore Chairman of the Board

[FRONT OF PROXY CARD]

CORINTHIAN COLLEGES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, JANUARY 25, 2007

The undersigned, a stockholder of CORINTHIAN COLLEGES, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report for the fiscal year ended June 30, 2006; and, revoking any proxy previously given, hereby constitutes and appoints Beth Wilson and Kenneth S. Ord and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Westin Hotel, Mesa Verde Room, 686 Anton Boulevard, Costa Mesa, California 92626 on January 25, 2007 at 10:00 a.m. California time, and at any adjournment thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1.	Nominees for a three-year term as a Class II director of the Company’s Board of Directors:

Paul R. St. Pierre
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

Linda Arey Skladany
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

Robert “Bob” Lee
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

2.	Approval of the amendment and restatement of the Company’s Certificate of Incorporation.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	Ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

(continued and to be signed on other side)

[BACK OF PROXY CARD]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Dated , 200
Signature of Stockholder

Dated , 200
Signature of Stockholder

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.